Exhibit 99.2

BANANA REPUBLIC HEADING TO TOKYO

Gap Inc. to introduce its affordable luxury brand in Japan,

with three stores slated to open in second half of 2005

SAN FRANCISCO – November 18, 2004 — Gap Inc. (NYSE:GPS) today announced plans to expand its Banana Republic brand to Japan. Three stores are scheduled to open in leading Tokyo shopping areas in the fall of 2005 with additional openings to follow in the spring of 2006.

With its affinity for fashion and luxury products, Japan offers a strong market for Banana Republic. The brand, which currently has more than 450 stores and annual sales of more than $2 billion in North America, is known for offering modern interpretations of classic fashion for women and men through elevated design and luxurious fabrications at affordable prices.

“Many Japanese tourists and business travelers are loyal shoppers at our Banana Republic flagship locations in cities such as New York, Los Angeles and San Francisco. We’re often asked, when is Banana Republic coming to Japan?” said Paul Pressler, President and CEO, Gap Inc. “We’re pleased to bring Banana Republic to Tokyo, making Japan the brand’s first market outside of North America. Expanding our brand portfolio in Japan builds on almost a decade’s worth of retail experience in the country. Japan will continue to be an important long-term growth market for us.”

Gap currently is the company’s only brand operating outside of North America, with about 240 store locations in the United Kingdom, France and Japan. Growing Gap brand in those markets and exploring opportunities to expand the company’s Banana Republic and Old Navy brands is a key focus of the company’s long-term international growth strategy. Gap brand opened its first store location in Tokyo in 1995. Today, the company operates approximately 75 Gap store locations in major cities such as Osaka, Nagoya, Kobe, Fukuoka, and Tokyo, including a flagship store in the city’s trendy Harajuku district.

Andrew Rolfe, President of Gap Inc.’s International Division, will oversee Banana Republic’s expansion in Japan. A Japan-based merchandising team will tailor style, color and fit assortments to satisfy customer preferences in the more fashion-forward Japanese market. The Banana Republic Japan team will leverage the design, marketing talent and operational expertise of Banana Republic’s North American team, led by Marka Hansen, brand president for Banana Republic.

“As we grow internationally, we’re balancing the global strength and appeal of our brands with a sensitivity toward local customer style and fashion preferences,” Mr. Rolfe said. “Japan offers an exciting fashion market with sophisticated shoppers. We look forward to serving them with the Banana Republic brand.”

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2003 sales were $15.9 billion. As of October 30, 2004, Gap Inc. operated 3,051 stores in the United States, the United Kingdom, Canada, France and Japan. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

Forward-Looking Statements

The information made available on this press release and recording contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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